Exhibit 10.38

GUARANTEE

          Sears Roebuck Acceptance Corp., a Delaware corporation (the “Company”), has issued commercial paper notes pursuant to the Company’s Section 3(a)(3) commercial paper program (the “CP Program”) and (all such notes collectively referred to as the “Notes”).

          Sears, Roebuck and Co., a New York corporation (“Sears”), hereby irrevocably and unconditionally guarantees, to each holder of a Note outstanding on the date hereof or any Note thereafter issued by the Company under the CP Program, that (a) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, and (b) in case of any extension of time in payment or renewal of any Notes or pursuant to any cure period provisions of the Notes or the CP Program, they will be paid in full when due in accordance with the terms of the extension, renewal or cure period (this “Guarantee”). Failing payment when due of any amount so guaranteed, Sears will be obligated to pay the same. In the event of a default in the payment of principal, interest or premium (if any) any holder of Notes may seek to enforce the guarantee against Sears without first proceeding against the Company.

          No stockholder, officer, director or incorporator, as such, past, present or future of Sears shall have any liability under this Guarantee by reason of his, her or its status as such stockholder, officer, director or incorporator.

          This Guarantee shall be applicable to all Notes outstanding on the date hereof and any Note issued under the CP Program, after the date of this Guarantee, whether or not a notation of this Guarantee is endorsed on any Note. This is a continuing guarantee and shall remain in full force and effect and shall be binding upon Sears and its successors and assigns until full and final payment of all of principal, interest and premium (if any) under the Notes and shall inure to the benefit of the successors and assigns of the holders of the Notes and, in the event of any transfer or assignment of rights by any holder of a Note, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a guarantee of payment, not of collectibility.

          Sears hereby confirms that it is its intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Federal bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state or foreign law to the extent applicable to this Guarantee (the “Applicable Laws”). In the event that this Guarantee would constitute or result in a violation of any Applicable Law, the liability of Sears under this Guarantee shall be reduced to the maximum amount permissible under such Applicable Law.

          IN WITNESS WHEREOF, Sears, Roebuck and Co. has caused this Guarantee to be executed by its duly authorized representative.

Dated:

November 3, 2003

SEARS, ROEBUCK AND CO.

By:	/s/Glenn R. Richter
Name:	Glenn R. Richter
Title:	Senior Vice President and Chief Financial Officer